File No. 70-8237




                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                         __________________________________


                          Post-Effective Amendment No. 3 to

                                      FORM U-1

                          ________________________________


                             APPLICATION OR DECLARATION

                                      under the

                     PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                        * * *

                               AEP GENERATING COMPANY
                      1 Riverside Plaza, Columbus, Ohio  43215
                      ----------------------------------------
                     (Name of company filing this statement and
                       address of principal executive offices)

                                        * * *

                        AMERICAN ELECTRIC POWER COMPANY, INC.
                      1 Riverside Plaza, Columbus, Ohio  43215
                      ----------------------------------------
                       (Name of top registered holding company
                       parent of each applicant or declarant)

                                        * * *

                               A. A. Pena, Treasurer
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                      1 Riverside Plaza, Columbus, Ohio  43215

                 John F. Di Lorenzo, Jr., Associate General Counsel

                     AMERICAN ELECTRIC POWER SERVICE CORPORATION
                      1 Riverside Plaza, Columbus, Ohio  43215
                      ----------------------------------------
                     (Names and addresses of agents for service)

         The undersigned American Electric Power Company, Inc., registered holding company ("AEP"), and AEP Generating Company, a subsidiary of AEP ("Generating"), hereby amend the Application or Declaration on Form U-1, as amended, in File No. 70-8237 as follows:
         1.    By amending ITEM 6 to supply the following:
               (a)   Exhibits:
                     Exhibit 27 - Financial Data Schedule.
               (b)   Financial Statements:
                     Balance Sheets as of March 31, 1997 and
Statements
               of Income and Retained Earnings for the twelve months
               ended March 31, 1997, of Generating and American
Electric
               Power Company, Inc. and its subsidiaries consolidated,
               together with journal entries reflecting the proposed
               transaction and a source of funds statement.


                                      SIGNATURE
         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                                       AMERICAN ELECTRIC POWER
COMPANY, INC.
                                             AEP GENERATING COMPANY



                                    By:            /s/ A. A. Pena

--------------------------------
                                                      A. A. Pena
                                                      Treasurer


Dated:  June 19, 1997

FINANCIAL STATEMENTS

           PAGE 1
                               AEP GENERATING COMPANY
                                    BALANCE SHEET
                                   MARCH 31, 1997
                                     (UNAUDITED)
                                                             Pro
Forma
                                                Per Books
Adjustments  Pro Forma
                                                ---------
-----------  ---------
                                                          (in
thousands)

ASSETS
------
ELECTRIC UTILITY PLANT:
   Production. . . . . . . . . . . . . . . . .   $627,666
       $627,666
  General. . . . . . . . . . . . . . . . . . .      2,923
          2,923
   Construction Work in Progress . . . . . . .      1,657
          1,657
                                                  -------
        -------
     Total Electric Utility Plant. . . . . . .    632,246
        632,246
   Accumulated Depreciation. . . . . . . . . .    243,710
        243,710
                                                  -------
        -------
     NET ELECTRIC UTILITY PLANT. . . . . . . .    388,536
        388,536
                                                  -------
        -------
CURRENT ASSETS:
   Cash and Cash Equivalents . . . . . . . . .     10,333
$(52,000)    (41,667)*
   Accounts Receivable . . . . . . . . . . . .     20,789
         20,789
   Fuel. . . . . . . . . . . . . . . . . . . .     10,575
         10,575
   Materials and Supplies. . . . . . . . . . .      4,266
          4,266
   Prepayments . . . . . . . . . . . . . . . .        697
            697
                                                  -------
-------     -------
     TOTAL CURRENT ASSETS. . . . . . . . . . .     46,660
(52,000)     (5,340)
                                                  -------
-------     -------
REGULATORY ASSETS. . . . . . . . . . . . . . .      5,803
          5,803
                                                  -------
        -------
DEFERRED CHARGES . . . . . . . . . . . . . . .      3,716
          3,716
                                                  -------
-------     -------
        TOTAL. . . . . . . . . . . . . . . . .   $444,715
$(52,000)   $392,715
                                                  =======
=======     =======

The Pro Forma Adjustments are shown on Page 3 of these Financial
Statements.

*The proposed dividends will be paid as the cash becomes available.
Over the next five
years the Company will continue to receive a stream of income under the terms of the unit power agreements and will pay dividends to its parent, American Electric Power
Company, Inc., from those earnings. Cash received will exceed net income primarily because of the recovery of depreciation expense.

FINANCIAL STATEMENTS

           PAGE 2

                               AEP GENERATING COMPANY
                                    BALANCE SHEET
                                   MARCH 31, 1997
                                     (UNAUDITED)
                                                             Pro
Forma
                                                Per Books
Adjustments  Pro Forma
                                                ---------
-----------  ---------
                                                          (in
thousands)

CAPITALIZATION AND LIABILITIES
------------------------------
CAPITALIZATION:
   Common Stock - Par Value $1,000:
     Authorized and Outstanding - 1,000 Shares   $  1,000
       $  1,000
   Paid-in Capital . . . . . . . . . . . . . .     42,235
$(27,000)     15,235
   Retained Earnings . . . . . . . . . . . . .      2,637
          2,637
                                                  -------
-------     -------
     Total Common Shareholder's Equity . . . .     45,872
(27,000)     18,872
   Long-term Debt. . . . . . . . . . . . . . .     89,558
(30,000)     59,558
                                                  -------
-------     -------
     TOTAL CAPITALIZATION. . . . . . . . . . .    135,430
(57,000)     78,430
                                                  -------
-------     -------
OTHER NONCURRENT LIABILITIES . . . . . . . . .      1,496
          1,496
                                                  -------
        -------
CURRENT LIABILITIES:
   Short-term Debt . . . . . . . . . . . . . .       --
5,000       5,000
   Accounts Payable. . . . . . . . . . . . . .      3,025
          3,025
   Taxes Accrued . . . . . . . . . . . . . . .      5,373
          5,373
   Rent Accrued - Rockport Plant Unit 2. . . .     23,427
         23,427
   Other . . . . . . . . . . . . . . . . . . .      1,239
          1,239
                                                  -------
-------     -------
     TOTAL CURRENT LIABILITIES . . . . . . . .     33,064
5,000      38,064
                                                  -------
-------     -------
DEFERRED GAIN ON SALE AND LEASEBACK -
   ROCKPORT PLANT UNIT 2 . . . . . . . . . . .    143,079
        143,079
                                                  -------
        -------
REGULATORY LIABILITIES:
   Deferred Investment Tax Credits . . . . . .     72,618
         72,618
   Amounts Due to Customers for Income Taxes .     33,557
         33,557
   Other . . . . . . . . . . . . . . . . . . .         28
             28
                                                  -------
        -------
     TOTAL REGULATORY LIABILITIES. . . . . . .    106,203
        106,203
                                                  -------
        -------
DEFERRED INCOME TAXES. . . . . . . . . . . . .     25,443
         25,443
                                                  -------
        -------
        TOTAL. . . . . . . . . . . . . . . . .   $444,715
$(52,000)   $392,715
                                                  =======
=======     =======

The Pro Forma Adjustments are shown on Page 3 of these Financial
Statements.


FINANCIAL STATEMENTS

           PAGE 3

                               AEP GENERATING COMPANY
                                    BALANCE SHEET
                                   MARCH 31, 1997
                                PRO FORMA ADJUSTMENTS

Debit        Credit

-----        ------

 (in thousands)

1)    Paid-in Capital. . . . . . . . . . . . . . . . . . . . .
$27,000
         Cash and Cash Equivalents . . . . . . . . . . . . . .
          $27,000

      To record the payment of dividends from paid-in capital to American Electric Power Company, Inc.
      over the next five years as cash becomes available.

2)    Long-term Debt . . . . . . . . . . . . . . . . . . . . .
$30,000
         Cash and Cash Equivalents . . . . . . . . . . . . . .
          $30,000

      To record the retirement of long-term debt.

3)    Cash and Cash Equivalents. . . . . . . . . . . . . . . .  $
5,000
         Short-term Debt . . . . . . . . . . . . . . . . . . .
          $ 5,000

      To record additional short-term debt borrowings.


FINANCIAL STATEMENTS

          PAGE 3A

                               AEP GENERATING COMPANY
                                 STATEMENT OF INCOME
                         TWELVE MONTHS ENDED MARCH 31, 1997
                                PRO FORMA ADJUSTMENTS


      Increase

     (Decrease)

     ----------

   (in thousands)


Decrease in operating revenues for reduction in
   common equity ($27,000,000 x 12.16%)/(1-FIT Rate) . . . . .
   =  $(5,051)

Decrease in interest expense for reduction in
   long-term debt ($30,000,000 @ 3.4%*). . . . . . . . . . . .
   =   (1,020)

Increase in interest expense for the increase
   in short-term debt ($5,000,000 @ 6%*) . . . . . . . . . . .
   =      300

Decrease in operating revenues for recovery of
   decreased interest charges through the
   return on other capital calculation . . . . . . . . . . . .
   =     (720)

Federal Income Taxes @ 35% . . . . . . . . . . . . . . . . . .
   =   (1,768)


To reflect the pro forma changes in operating revenues under the unit power agreements and in interest expense associated with the proposed transactions and the related Federal income tax effect.


*Rate assumed solely for the purpose of these Pro Forma
 Financial Statements.


FINANCIAL STATEMENTS

           PAGE 4
                               AEP GENERATING COMPANY
                                 STATEMENT OF INCOME
                         TWELVE MONTHS ENDED MARCH 31, 1997
                                     (UNAUDITED)

                                                             Pro
Forma
                                                Per Books
Adjustments  Pro Forma
                                                ---------
-----------  ---------
                                                          (in
thousands)
OPERATING REVENUES . . . . . . . . . . . . . .   $227,504
$(5,771)    $221,733
                                                  -------
------      -------

OPERATING EXPENSES:
   Fuel. . . . . . . . . . . . . . . . . . . .     97,293
         97,293
   Rent - Rockport Plant Unit 2. . . . . . . .     68,283
         68,283
   Other Operation . . . . . . . . . . . . . .     12,184
         12,184
   Maintenance . . . . . . . . . . . . . . . .     12,231
         12,231
   Depreciation. . . . . . . . . . . . . . . .     21,630
         21,630
   Taxes Other Than Federal Income Taxes . . .      3,473
          3,473
   Federal Income Taxes. . . . . . . . . . . .      3,181
(1,768)      1,413
                                                  -------
------     -------
      TOTAL OPERATING EXPENSES . . . . . . . .    218,275
(1,768)    216,507
                                                  -------
------     -------
OPERATING INCOME . . . . . . . . . . . . . . .      9,229
(4,003)      5,226

NONOPERATING INCOME. . . . . . . . . . . . . .      3,755
          3,755
                                                  -------
------     -------
INCOME BEFORE INTEREST CHARGES . . . . . . . .     12,984
(4,003)      8,981

INTEREST CHARGES . . . . . . . . . . . . . . .      4,014
(720)      3,294
                                                  -------
------     -------
NET INCOME . . . . . . . . . . . . . . . . . .   $  8,970
$(3,283)   $  5,687
                                                  =======
======     =======


The Pro Forma Adjustments are shown on Page 3A of these Financial
Statements.

FINANCIAL STATEMENTS

           PAGE 5

                               AEP GENERATING COMPANY
                           STATEMENT OF RETAINED EARNINGS
                         TWELVE MONTHS ENDED MARCH 31, 1997
                                     (UNAUDITED)

                                                                (in
thousands)

BALANCE AT BEGINNING OF PERIOD . . . . . . . . . . . . . . . .
 $1,953

NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . .
  8,970

CASH DIVIDENDS DECLARED. . . . . . . . . . . . . . . . . . . .
  8,286

  -----

BALANCE AT END OF PERIOD . . . . . . . . . . . . . . . . . . .
 $2,637

  =====

FINANCIAL STATEMENTS

           PAGE 6
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                              AND SUBSIDIARY COMPANIES
                             CONSOLIDATED BALANCE SHEET
                                   MARCH 31, 1997
                                     (UNAUDITED)

                                                             Pro
Forma
                                                Per Books
Adjustments  Pro Forma
                                               -----------
----------- -----------
                                                           (in
thousands)
ASSETS
------
ELECTRIC UTILITY PLANT:
   Production. . . . . . . . . . . . . . . . . .$ 9,353,218
     $ 9,353,218
   Transmission. . . . . . . . . . . . . . . . . 3,379,638
       3,379,638
   Distribution. . . . . . . . . . . . . . . . . 4,432,353
       4,432,353
   General (including mining assets and
      nuclear fuel). . . . . . . . . . . . . . . 1,506,921
       1,506,921
   Construction Work in Progress . . . . . . . .   395,070
         395,070
                                                ----------
      ----------
      Total Electric Utility Plant . . . . . . .19,067,200
      19,067,200
   Accumulated Depreciation and Amortization . . 7,650,991
       7,650,991
                                                ----------
      ----------
      NET ELECTRIC UTILITY PLANT . . . . . . . .11,416,209
      11,416,209
                                                ----------
      ----------
OTHER PROPERTY AND INVESTMENTS . . . . . . . . .   917,497
         917,497
                                                ----------
      ----------
CURRENT ASSETS:
   Cash and Cash Equivalents . . . . . . . . . .    86,083
$(25,000)      61,083*
   Accounts Receivable (net) . . . . . . . . . .   577,077
         577,077
   Fuel  . . . . . . . . . . . . . . . . . . . .   215,067
         215,067
   Materials and Supplies. . . . . . . . . . . .   246,168
         246,168
   Accrued Utility Revenues. . . . . . . . . . .   153,941
         153,941
   Prepayments . . . . . . . . . . . . . . . . .   129,444
         129,444
                                                ----------
-------   ----------
      TOTAL CURRENT ASSETS . . . . . . . . . . . 1,407,780
(25,000)   1,382,780
                                                ----------
-------   ----------
REGULATORY ASSETS. . . . . . . . . . . . . . . . 1,871,497
       1,871,497
                                                ----------
      ----------
DEFERRED CHARGES . . . . . . . . . . . . . . . .   292,707
         292,707
                                                ----------
-------   ----------
         TOTAL . . . . . . . . . . . . . . . . .$15,905,690
$(25,000) $15,880,690

The Pro Forma Adjustments are shown on Page 8 of these Financial
Statements.

*The proposed dividends will be paid as the cash becomes available.
Over the next five
years AEP Generating Company will continue to receive a stream of income under the terms of the unit power agreements and will pay dividends to its parent, American
Electric Power Company, Inc., from those earnings. Cash received will exceed net income primarily because of the recovery of depreciation expense.

FINANCIAL STATEMENTS

           PAGE 7
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                              AND SUBSIDIARY COMPANIES
                             CONSOLIDATED BALANCE SHEET
                                   MARCH 31, 1997
                                     (UNAUDITED)
                                                              Pro
Forma
                                                 Per Books
Adjustments  Pro Forma
                                                -----------
----------- -----------
                                                            (in
thousands)
CAPITALIZATION AND LIABILITIES
------------------------------
CAPITALIZATION:
  Common Stock - Par Value $6.50; Shares
    Authorized - 300,000,000; Shares Issued -
    197,709,992, of which 8,999,992 were held
    in the treasury. . . . . . . . . . . . . .  $ 1,285,115
      $ 1,285,115
  Paid-in Capital. . . . . . . . . . . . . . .    1,731,695
        1,731,695
  Retained Earnings. . . . . . . . . . . . . .    1,607,776
        1,607,776
                                                 ----------
       ----------
    Total Common Shareholders' Equity. . . . .    4,624,586
        4,624,586
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption. . . .       46,933
           46,933
    Subject to Mandatory Redemption. . . . . .      127,605
          127,605
  Long-term Debt . . . . . . . . . . . . . . .    4,786,636
$(30,000)   4,756,636
                                                 ----------
-------   ----------
      TOTAL CAPITALIZATION . . . . . . . . . .    9,585,760
(30,000)   9,555,760
                                                 ----------
-------   ----------
OTHER NONCURRENT LIABILITIES . . . . . . . . .    1,065,046
        1,065,046
                                                 ----------
       ----------
CURRENT LIABILITIES:
  Preferred Stock and Long-term Debt
    Due Within One Year. . . . . . . . . . . .      344,039
          344,039
  Short-term Debt. . . . . . . . . . . . . . .      334,318
5,000      339,318
  Accounts Payable . . . . . . . . . . . . . .      158,749
          158,749
  Taxes Accrued. . . . . . . . . . . . . . . .      476,480
          476,480
  Interest Accrued . . . . . . . . . . . . . .      111,530
          111,530
  Obligations Under Capital Leases . . . . . .       83,827
           83,827
  Other. . . . . . . . . . . . . . . . . . . .      328,069
          328,069
                                                 ----------
-------   ----------
    TOTAL CURRENT LIABILITIES. . . . . . . . .    1,837,012
5,000    1,842,012
                                                 ----------
-------   ----------
DEFERRED INCOME TAXES. . . . . . . . . . . . .    2,621,692
        2,621,692
                                                 ----------
-------   ----------
DEFERRED INVESTMENT TAX CREDITS. . . . . . . .      398,168
          398,168
                                                 ----------
       ----------
DEFERRED GAIN ON SALE AND LEASEBACK -
  ROCKPORT PLANT UNIT 2. . . . . . . . . . . .      238,278
          238,278
                                                 ----------
       ----------
DEFERRED CREDITS . . . . . . . . . . . . . . .      159,734
          159,734
                                                 ----------
-------   ----------
      TOTAL. . . . . . . . . . . . . . . . . .  $15,905,690
$(25,000) $15,880,690
                                                 ==========
=======   ==========

The Pro Forma Adjustments are shown on Page 8 of these Financial
Statements.

FINANCIAL STATEMENTS

           PAGE 8
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                              AND SUBSIDIARY COMPANIES
                             CONSOLIDATED BALANCE SHEET
                                   MARCH 31, 1997
                                PRO FORMA ADJUSTMENTS

 Debit     Credit

-------   --------

   (in thousand)
1)  Long-term Debt . . . . . . . . . . . . . . . . . . . . . . . .
$30,000
    Cash and Cash Equivalents. . . . . . . . . . . . . . . . . . .
         $30,000

    To record the retirement of long-term debt by AEP Generating Company.

2)  Cash and Cash Equivalents. . . . . . . . . . . . . . . . . . .
$ 5,000
       Short-term Debt . . . . . . . . . . . . . . . . . . . . . .
         $ 5,000

    To record additional short-term debt borrowings by AEP Generating Company.

                                                        FINANCIAL
STATEMENTS

  PAGE 8A
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                              AND SUBSIDIARY COMPANIES
                          CONSOLIDATED STATEMENT OF INCOME
                         TWELVE MONTHS ENDED MARCH 31, 1997
                                PRO FORMA ADJUSTMENTS


The proposed transaction has no material net income effect on the consolidated entity as the significant unit power agreements are between affiliated companies and the intercompany transactions are eliminated in consolidation.

FINANCIAL STATEMENTS

           PAGE 9
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                              AND SUBSIDIARY COMPANIES
                          CONSOLIDATED STATEMENT OF INCOME
                         TWELVE MONTHS ENDED MARCH 31, 1997
                                     (UNAUDITED)
                                                              Pro
Forma
                                                 Per Books
Adjustments  Pro Forma
                                                 ---------
-----------  ----------
                                                           (in
thousands)
OPERATING REVENUES . . . . . . . . . . . . . .   $5,823,521
       $5,823,521
                                                  ---------
        ---------
OPERATING EXPENSES:
  Fuel and Purchased Power . . . . . . . . . .    1,680,474
        1,680,474
  Other Operation. . . . . . . . . . . . . . .    1,208,598
        1,208,598
  Maintenance. . . . . . . . . . . . . . . . .      496,803
          496,803
  Depreciation and Amortization. . . . . . . .      603,689
          603,689
  Taxes Other Than Federal Income Taxes. . . .      497,555
          497,555
  Federal Income Taxes . . . . . . . . . . . .      348,574
          348,574
                                                  ---------
        ---------
    TOTAL OPERATING EXPENSES . . . . . . . . .    4,835,693
        4,835,693
                                                  ---------
        ---------
OPERATING INCOME . . . . . . . . . . . . . . .      987,828
          987,828

NONOPERATING INCOME. . . . . . . . . . . . . .        7,848
            7,848
                                                  ---------
        ---------
INCOME BEFORE INTEREST CHARGES AND
  PREFERRED DIVIDENDS. . . . . . . . . . . . .      995,676
          995,676

INTEREST CHARGES . . . . . . . . . . . . . . .      375,125
          375,125

PREFERRED STOCK DIVIDEND REQUIREMENTS
  OF SUBSIDIARIES. . . . . . . . . . . . . . .       40,571
           40,571
                                                  ---------
------      ---------
NET INCOME . . . . . . . . . . . . . . . . . .   $  579,980   $  --
     $  579,980
                                                  =========
======      =========
AVERAGE NUMBER OF SHARES OUTSTANDING . . . . .      187,727
          187,727
                                                  =========
        =========
EARNINGS PER SHARE . . . . . . . . . . . . . .        $3.09
            $3.09
                                                  =========
        =========
CASH DIVIDENDS PAID PER SHARE. . . . . . . . .        $2.40
            $2.40
                                                  =========
        =========

The Pro Forma Adjustments are shown on Page 8A of these Financial
Statements.

FINANCIAL STATEMENTS

          PAGE 10
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                              AND SUBSIDIARY COMPANIES
                     CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                         TWELVE MONTHS ENDED MARCH 31, 1997
                                     (UNAUDITED)

 (in thousands)

BALANCE AT BEGINNING OF PERIOD . . . . . . . . . . . . . . . . . .
 .  $1,477,852

NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 .     579,980

DEDUCTIONS:
  Cash Dividends Declared. . . . . . . . . . . . . . . . . . . . .
 .     450,313
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 .        (257)

BALANCE AT END OF PERIOD . . . . . . . . . . . . . . . . . . . . .
 .  $1,607,776

    =========

                               AEP GENERATING COMPANY
                              SOURCES AND USES OF FUNDS
                                   ($ IN MILLIONS)


SOURCES OF FUNDS                     1997     1998    1999    2000
   2001   Total
----------------                     ----     ----    ----    ----
   ----   -----
Internal
--------
Depreciation and Amortization          22      22       22      22
    22      110
Deferred Income Taxes (Net)             5       5       (6)     (6)
   (6)      (6)
Deferred Investment Tax Credits        (3)     (3)      (3)     (3)
   (3)     (15)
AFUDC                                   0       0        0       0
     0        0
Other (Note 1)                          5      (1)      (1)     (2)
   (2)      (1)
                                       ---     ---      ---     ---
   ---      ---
   Total Internal Sources              29      23       12      11
    11       86

External
--------
Common Equity                           0       0        0       0
     0        0
Long-Term Debt                          0       0        0       0
     0        0
Short-Term Debt                        18       1       (4)     (5)
   (5)       5
                                       ---     ---      ---     ---
   ---      ---
   Total External Sources              18       1       (4)     (5)
   (5)       5
                                       ---     ---      ---     ---
   ---      ---
     Total Sources                     47      24        8       6
     6       91
                                       ===     ===      ===     ===
   ===      ===
USES OF FUNDS
-------------
Gross Construction Expenditures         4       6        2       2
     2       16
AFUDC                                   0       0        0       0
     0        0
                                       ---     ---      ---     ---
   ---      ---
   Cash Construction Expenditures       4       6        2       2
     2       16
Long-Term Debt Retirements             20      10        0       0
     0       30
Special Dividends (Note 2)             23       8        6       4
     4       45
                                       ---     ---      ---     ---
   ---      ---
   Total Uses                          47      24        8       6
     6       91
                                       ===     ===      ===     ===
   ===      ===
Retained Earnings                     2.12    2.51     3.22    3.00
  3.68
Paid-in Capital                      24.24   20.24    18.24   18.24
 17.24

CAPITAL RATIOS (%)
------------------
COMMON EQUITY                        21.11   20.51    20.21   21.50
 22.45
LONG-TERM DEBT (INCL. STD)           78.89   79.49    79.79   78.50
 77.55
                                     -----   -----    -----   -----
 -----
   TOTAL                            100.00  100.00   100.00  100.00
100.00

NOTES
-----
(1)  Includes net earnings to common, regular dividends and changes in working capital.
(2)  During the period 1997-2001, it is projected that $18 million of special dividends
     will be paid from additional accumulated Retained Earnings and
$27 million will
     be paid from Paid-In Capital.

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